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                                                                  Execution Copy
                                                                  EXHIBIT 11(c)2





                             STOCKHOLDERS AGREEMENT

                  STOCKHOLDERS AGREEMENT dated as of August 22, 1997 among Cambrex Corporation, a Delaware corporation ("Parent"), BW Acquisition Corporation, a Delaware corporation ("Purchaser") and ANASCO GmbH, a German limited liability company ("Stockholder").


                  WHEREAS, concurrently herewith Parent, the Purchaser, and BioWhittaker, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement) pursuant to which the Purchaser will be merged with and into the Company (the "Merger"); and

                  WHEREAS, in furtherance thereof, the Parent proposes that the Purchaser make an offer (the "Offer") to purchase for cash all of the issued and outstanding shares of common stock of the Company, and all associated rights to purchase preferred stock, at a price of $11.625 per share net to the seller;

                  WHEREAS, Parent has required, as a condition to its entering into the Merger Agreement and commencing the Offer, that Stockholder enter into, and Stockholder has agreed to enter into, this Agreement.

                  NOW, THEREFORE, to satisfy this condition and in consideration of Parent's entering into the Merger Agreement and causing the Offer to be commenced, respectively, and in consideration of the premises and the representations, warranties and covenants contained herein, the parties agree as follows:


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                  1. Representations and Warranties of Stockholder. Stockholder
hereby represents and warrants to Parent as follows:

                  (a) Ownership of Shares. (i) Stockholder is the record holder and beneficial owner of the number of shares of the common stock of the Company, par value $.01 per share (the "Company Common Stock"), set forth opposite Stockholder's name on Schedule A hereto (the "Existing Shares", and together with any shares of Company Common Stock acquired by Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options or warrants, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").

                  (ii) On the date hereof, the Existing Shares set forth opposite Stockholder's name on Schedule A constitute all of the shares of Company Common Stock owned by Stockholder.

                  (iii) Stockholder has (A) sole power of disposition; (B) sole voting power; and (C) sole power to demand dissenter's or appraisal rights, in each case with respect to all of Stockholder's Existing Shares and with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (b) Power; Binding Agreement. Stockholder has all requisite legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party or by which Stockholder is bound including, without limitation, any voting agreement, stockholders agreement, voting trust or other agreement. This Agreement has been duly and validly authorized, executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable

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         against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or by general principles of equity. There is no beneficiary of or holder of a voting trust certificate whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (c) No Conflicts. Except for filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the applicable organization documents applicable to Stockholder, (B) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification, prepayment or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, statute, rule, regulation or governmental permit or license (collectively, "Laws") applicable to Stockholder or any of such Stockholder's properties or assets.






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                  (d) Stockholder's Shares and the certificates representing
         Shares are now and at all times during the term hereof will be held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings, arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                   (e) No broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission payable by Parent or Purchaser in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

                  (f) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

                  2. Agreement to Tender. Stockholder hereby irrevocably agrees to duly tender all of the Shares of Stockholder pursuant to the terms of the Offer and not to withdraw such Shares prior to the expiration of the Offer.

                  3. Agreement to Vote; Proxy.

                  (a) Voting. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall vote (or cause to be voted) the Shares of Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representa-

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tion or warranty or any other obligation or agreement of the Company under the
Merger Agreement, the Offer or this Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (E) any other material change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Stockholder shall not enter into any agreement or understanding with any Person prior to the Termination Date (as defined in Section 9 hereof) to vote in any manner inconsistent with clause
(i), (ii) or (iii) of the preceding sentence.

                  (b) PROXY. STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS PURCHASER, PETER THAUER AND PETER TRACEY IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PURCHASER, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PURCHASER, AND ANY OTHER DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN SECTION 3(a) ABOVE. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE

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INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY
STOCKHOLDER WITH RESPECT TO STOCKHOLDER'S SHARES.

                  4. Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, Stockholder hereby covenants and agrees as follows:

                  (a) No Solicitation. Stockholder shall not, directly or indirectly (including through advisors, agents or other intermediaries), initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer by any Person that constitutes or could reasonably be expected to lead to an Acquisition Transaction; provided, however, that no provision of this Agreement shall prohibit or in any way restrict the right of Stockholder and its affiliates to initiate, solicit, negotiate, encourage or provide confidential information to any party in connection with a possible sale or other disposition by Stockholder or such affiliate of its interest in Boehringer Ingelheim BioProducts, a Delaware general partnership. If Stockholder receives any such inquiry or proposal, then Stockholder shall promptly inform Parent of the material terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Nothing in this Section 4(a) shall restrict or limit the ability of Stockholder's designee on the Board of Directors of the Company to take or perform in such capacity any of the actions or do any of the things that the Company is permitted to take or perform under Section 4.1(a) and 4.1(b) of the Merger Agreement.

                  (b) Restriction on Transfer, Proxies and Non-Interference; Restriction on Withdrawal. Stockholder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, the Offer and this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, "Disposition"), enforce or permit the execution of the provisions of




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any agreement with the Company whereby the Company may be obligated to repurchase, or enter into any other contract, option or other arrangement or understanding with respect to, or otherwise consent to the Disposition of any or all of Stockholder's Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or
(iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

                  (c) Waiver of Appraisal and Dissenter's Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

                  5. Option. (a) Stockholder hereby grants to Purchaser an irrevocable option (the "Option") to purchase Stockholder's Shares, on the terms and subject to the conditions set forth herein.

         (b) The Option may be exercised by Purchaser, as a whole and not in part, at any time and from time to time from and after any time when the Merger Agreement has been terminated in accordance with its terms and prior to the Termination Date, subject to the conditions set forth in Section 5(f).

                  (c) If Purchaser wishes to exercise the Option, Purchaser shall send a written notice (the "Option Notice") to Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the third business day after the date on which such notice is delivered.

                  (d) At the Closing, Stockholder shall deliver to Purchaser (or its designee) all of Stockholder's Shares




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required to be delivered pursuant to the Option Notice by delivery of a certificate or certificates evidencing such Shares, duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed.

                  (e) At the Closing, Purchaser shall pay, and Parent shall cause Purchaser to pay, to Stockholder, by wire transfer in immediately available funds to an account specified by Stockholder in writing no more than two days prior to the Closing, an amount equal to the product of the Merger Consideration and the number of shares purchased pursuant to the exercise of the Option.

                  (f) The Closing shall be subject to the satisfaction of each of the following conditions:

                  (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option;

                  (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

                  (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

                  6. Further Assurances. From time to time, at any party's request and without further consideration, each other party shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most


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expeditious manner practicable, the transactions contem plated by this
Agreement.

                  7. Obligations Attach to Shares. Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

                  8. Stop Transfer. Stockholder agrees with, and covenants to, Parent that Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder's Shares, unless such transfer is made in compliance with the Offer or this Agreement. Stockholder agrees, with respect to any Shares in certificated form, that Stockholder will submit to the Company, within ten business days after the date hereof, the certificates representing such Shares in order for the Company to inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.0l per share, of BioWhittaker, Inc. (the "Company") represented by this certificate are subject to a Stockholders Agreement dated as of August 22, 1997, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Stockholder agrees that within ten business days after the date hereof, Stockholder will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee.

                  9. Termination. This Agreement shall terminate upon the earlier of (a) twelve months from the date hereof or (b) the Effective Time; provided, however, that if the Company is not in breach of its obligations under the Merger Agreement and Stockholder is not in breach of its obligations under this Agreement, this Agreement shall terminate upon termination of the Merger Agreement (a) pursuant to Section 6.1(a), 6.1(d), 6.1(f)(i) and 6.1(g) thereof,
(b) pursuant to Section 6.1(b), 6.1(c) and 6.1(e) thereof (in


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each case if no proposal for an Acquisition Transaction has been made), or (c)
by the Company pursuant to Section 6.1(f)(ii) thereof (unless a proposal for an Acquisition Transaction has been made). The date of termination of this Agreement is referred to herein as the "Termination Date".

                  10.      Miscellaneous.

                  (a) Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of (A) in the case of an assignment by Stockholder, Parent and (B) in the case of an assignment by Parent or Purchaser, Stockholder, provided that Parent may in its sole discretion assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries.

                  (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed the parties hereto.

                  (c) Notices. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, facsimile, telex or other standard form of telecommunications, by courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed

                  If to Parent or Purchaser, to:

                        Cambrex Corporation
                        One Meadowlands Plaza
                        East Rutherford, New Jersey 07073
                        Facsimile No.: (201) 804-9851
                        Attention: Peter Thauer, Esq.


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                  With a copy to:

                         Debevoise & Plimpton
                         875 Third Avenue
                         New York New York 10022
                         Facsimile No.: (212) 909-6836
                         Attention: Ralph Arditi, Esq.

                  If to Stockholder, to:

                         ANASCO GmbH
                         D-55216 Ingelheim am Rhein
                         Federal Republic of Germany
                         Facsimile No.:  011-44-6132-77-4080

                  With copies to:

                         Boehringer Ingelheim GmbH
                         Bereich Recht Marken Versicherung Immobilien
                         D-55216 Ingelheim am Rhein
                         Federal Republic of Germany
                         Facsimile No.:  011-44-6132-77-3256

                  and:

                         Rogers & Wells
                         200 Park Avenue
                         New York, New York 10166
                         Facsimile No.: (212) 878-8375
                         Attention: Richard T. McDermott, Esq.

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

                  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.


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                  (e) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same Agreement.

                  (g) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (h) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (i) Definitions; Construction. For purposes of this Agreement:

                  (i) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
         Act), including pursuant to any agreement, arrangement or


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         understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

                  (iv) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                  (v) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                  (j) Stock Purchase Agreement. Stockholder acknowledges that its rights under Section 8.01(c) of the Stock Purchase Agreement, dated September 24, 1991, between the Company and Stockholder, to receive any Compensation Amount (as defined in such agreement) will terminate and be of no further force or effect from and after its sale of its Shares to the Purchaser in the Offer, as contemplated in this Agreement.


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                  IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                            CAMBREX CORPORATION


                                            BY:  /s/ Peter Tracey
                                                 ____________________
                                                 Name: Peter Tracey
                                                 Title: Executive Vice President


                                            BW ACQUISITION CORPORATION


                                            BY:  /s/ Peter E. Thauer
                                                 ____________________
                                                 Name: Peter E. Thauer
                                                 Title: Vice President


                                            ANASCO GmbH


                                            BY:  /s/ Gerhard Huber
                                                 ____________________
                                                 Name: Dr. Gerhard Huber
                                                 Title: Authorized Signatory


                                            BY:  /s/ Jurgen Romhild
                                                 ____________________
                                                 Name: Jurgen Romhild
                                                 Title: Authorized Signatory





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                                                                      SCHEDULE A






Name                                                    Number of Shares

ANASCO GmbH                                             2,097,043
D-55216 Ingelheim am Rhein
Federal Republic of Germany
Facsimile No.:  011-44-6132-77-4080